USER SERVICE AGREEMENT

This Agreement is made this 17th day of March, 2008 by and between CJM Financial, Inc., an Iowa company, with its principal place of business located at 306 SE Magazine Road., Ankeny, IA 50021(hereinafter “CJM”) and BioForce Nanosciences Holdings, Inc. (BFNH) AKA BioForce Laboratory, Inc., currently residing at 1615 Golden Aspen Dr. Suite 101 Ames, IA (hereinafter “Companies”).  This agreement supersedes any previous user service agreements between Companies and CJM Financial, Inc.

RECITALS

A.  CJM is engaged in the business of assisting Companies in the management of their accounts receivable, including the actual collection of same;

B.  As part of the service it renders, CJM advances Companies cash against the future collection of their receivables, allowing the involved Companies an immediate realization of the amounts represented by the bills tendered to CJM;

C.  Companies wish to engage the services of CJM to assist in the management of Companies’ accounts receivable, including participation in the cash advances against eligible accounts receivable.

NOW, THEREFORE, in and for consideration of the foregoing and the mutual covenants contained herein, the parties mutually agree as follows:

1.    Scope of the Agreement. Companies agree to submit, at Companies’ discretion (Subject to Section 6 E), receivables from services rendered by Companies, to CJM.  CJM, in its sole discretion, may purchase with recourse upon Companies and any associated entity, an amount equal to all receivables that Companies submits to CJM less the compensation paid CJM arising out of the services rendered by Companies.  In the event Companies goes 6 consecutive months without submitting any receivables to CJM, CJM reserves the right to charge a penalty of average factoring fees over a 3 month period or the entire reserve account held, whichever is greater.

2.    Term. The term of this Agreement shall commence on March 17, 2008 and shall continue in effect for a period of twelve (12) months from the commencement date hereof and for twelve (12) month periods thereafter unless terminated by either party upon (60) days written notice before the end of the current term, see Appendix A.

3.    Compensation to CJM. In and for consideration of CJM’s purchase of its receivables, Companies agrees to compensate CJM based upon a percentage of the total dollar amount of the receivables in accordance with the Fee Schedule attached hereto as Appendix A. Any changes to Appendix A shall be attached hereto and its terms incorporated herein by reference.  In the event that Companies choose to sell their Account to another Factor, CJM will charge reasonable closing fees.

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4.    Reserve Account. Companies agree that CJM shall withhold twenty percent (20%) of the charges represented by the domestic receivables to be purchased by CJM, and thirty percent (30%) of the charges represented by foreign receivables, pursuant to the terms of this Agreement and hold these funds in a Reserve Account. The funds held in Companies’ Reserve Account may be applied by CJM to any indebtedness Companies has to CJM arising from Companies’ performance of their obligations under the terms of this Agreement, including charge backs for any receivables which in CJM’s sole discretion are uncollectible, or which CJM is unable to collect within sixty (60) days. While the Reserve Account is under its control, CJM shall not be obligated to pay interest on the Reserve Account.

In the event that the Reserve Account falls below twenty percent (20%) of current outstanding receivables, Companies agrees to either pay CJM the shortage immediately upon notice or to allow CJM to withhold one hundred (100%) of the Eligible Receivables to be purchased from Companies until the total amount required in the Reserve Account has been reestablished. CJM shall have the right to determine whether the Companies shall pay the shortage immediately or whether the shortage will be deducted from future receivables.  Companies agree to pay CJM fifteen percent (15%) of the face amount for “Missing Notation Fee” on invoices.  Companies agree to pay CJM fifteen percent (15%) of the amount of any payment on account of a purchased account which has been received by Seller and not delivered in kind to Purchaser within three (3) business days following the date of receipt by Seller for “Misdirected Payment Fee”. “Missing Notation Fee” and “Misdirected Payment Fee” will be deducted from reserve at the time it noticed by CJM.  “Missing Notation Fee” shall apply if submitted invoices are misstated or incorrect.  “Reserve Deposit Advance Fee” will be charged in the event that CJM grants an advance on reserve account funds to Companies, a minimum fee of 4% will be charged on the amount advanced.  This fee may increase at the sole discretion of CJM in instances including, but not limited to, when advanced amount is more than the Reserve Deposit Account balance, multiple advances are requested within a six month period, etc.  Said advance is charged against Client’s Reserve Account.

Upon termination of this Agreement CJM shall maintain Company’s Reserve Account until all outstanding advances from CJM have been repaid.
5.           Warranties of Companies. Companies represent and warrant the following:

  A.  Companies have filed all federal, state, and local tax returns which, to the knowledge of Companies, are required to be filed, and Companies have paid all taxes shown on such returns and all assessments which are due, Companies have made all required withholding deposits. Companies represent and warrant that it does not have knowledge of any objections to or claims for additional taxes by federal, state, or local taxing authorities for subsequent years.

  B.  Companies have furnished CJM with true and correct financial statements. Companies represent and warrant that there has been no material adverse change in the condition of Companies, financial or otherwise, since the date of the financial statements.

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  C.  All receivables submitted to CJM by Companies are bona fide existing obligations created by the rendering of services by Companies in the ordinary course of business. Companies are entitled, free from any security interest except any security interest in favor of CJM created by this Agreement and the amounts represented thereby are unconditionally owing to the Companies without defense, offset or counterclaim; and that all shipping orders, delivery receipts, invoice copies, bills of lading, and other documents furnished to CJM in connection therewith will be genuine.

  D.  All of the representations and warranties made by Companies under or pursuant to this Agreement are true and correct in all material respects.

  E.  Each representation and warranty contained herein shall be deemed to be restated and reaffirmed to CJM on and as of the date of each purchase of Eligible Receivables under this Agreement.  If any of the above representations and warranties are no longer true, Companies agree to immediately notify CJM of the change.

6.           Affirmative Obligations. Companies agree that they will:

  A.  Furnish to CJM, within ninety (90) days after the end of fiscal year of Companies, complete audited financial statements prepared by independent certified public accountants.

  B.  Permit CJM access to the book, records, and properties of Companies at all reasonable times; and permit CJM to discuss Companies’ financial matters with officers of Companies and with their independent certified public accountants.

  C.  Promptly notify CJM in writing of any substantial change in the present management and/or operations of Companies.

  D.  Comply in all material respects with all laws, acts, rules, regulations, and orders of any legislative, administrative, or judicial body or official applicable to Companies’ business operation, or the Collateral or any part thereof

  E.  Submit all receivables generated by approved debtors, once Companies has submitted any receivables generated by approved debtor. For example, if Companies submit receivables generated by ABC Company to CJM for purchase, each time Companies has receivables from ABC Company, they must be submitted to CJM for purchase.

  F.  Forward any payments on any receivables made directly to Companies to CJM within 3 business days after receipt by Companies.

  G.  Refrain from creating or permitting any new security interests in the Collateral, other than security interests in specifically identified fixed assets to equipment lessors, vendors or finance companies, without the prior written consent of CJM.

7.           Default and Remedies. It shall be an Event of Default under this Agreement if:

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  A.  Companies breach any term of this Agreement;
  B.  Any warranty, representation or statement made or furnished to CJM by or on behalf of Companies or any officer of Companies proves to have been false in a material respect when made;
  C.  A proceeding seeking an order for relief under the Bankruptcy Code is commenced by or against any Company or its subsidiaries;
  D.  Any Company or any associated company becomes insolvent or generally fails to pay, or admit in writing its or his inability to pay, its or his debts as they become due.
  E.  Any Company or associated company applies for, consents to or acquiesces in, the appointment of a trustee, receiver or other custodian for it or him or for any of its or his property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Companies or for any associated company or for a substantial part of any Company’s property.

  F.  Any other reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect to any Company or its associates.

  G.  Any judgments, writs, warrants of attachment, execution or similar process (not covered by insurance) in the aggregate amount that exceeds $5,000.00 is issued or levied against any Company or any of its assets and is not released, vacated or fully bonded prior to any sale, or in any event, within thirty days after its issue or levy.
Upon the occurrence of any Event of Default described above, CJM, without notice to Companies, may terminate this Agreement. CJM shall have all of the rights and remedies provided by law or in equity, including those of a secured party. CJM shall have the right to take immediate possession of the Collateral and may enter any of the premises of Companies or wherever the Collateral is located with or without process of law.  In the event of a collection proceeding or lawsuit for any unpaid amounts, CJM shall be entitled to receive all attorney’s fees, collection agency fees, expert witness fees and court costs.

8.           Conditions Precedent to initial Purchase by CJM. The obligations of CJM to purchase receivables is subject to the condition precedent that CJM shall receive simultaneously with the execution of this Agreement all of the following, unless waived by CJM in writing.

  A.  Security. As security for all present and future advances by CJM to Companies, cross collateralized between Companies, and for all other obligations now or hereafter chargeable to Companies hereunder, and all other obligations and liabilities of any and every kind of Companies to CJM, due or to become due, direct or indirect, absolute or contingent, joint or several, howsoever created, arising or evidenced, now existing or hereafter at any time created, arising or incurred, Companies hereby grant to CJM a Security Interest in and to the following property:

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1. All accounts receivable of Companies now owned and existing or hereafter acquired or created, and whether submitted to CJM for collection. Accounts receivable include all rights of Companies to the payment of money, whether or not earned, including all present and future accounts receivable and all security thereof.  All Companies are cross collateralized between companies and guarantee each company no matter said ownership of company.

2. All equipment of Companies, whether now owned or hereafter acquired and wherever located. Equipment includes all replacements and substitutions therefore and all accessories thereto.

3. All general intangible of Companies, whether now owned or hereafter acquired, including, but not limited to all present and future operating authorities issued by the interstate commerce commission and/or other federal and state regulatory agencies, trade names, and contract rights.

4. All products and proceeds of any and all of the foregoing, including the proceeds of any insurance covering any of the foregoing.

B.  UCC-l Financing Statements in a form acceptable to CJM, appropriately completed by and duly executed by Companies, which UCC-1 Financing Statements shall be filed with the appropriate governmental agency.

C.Recent UCC searches from the filing offices which reflect that no other person or entity holds a security interest in any of the Collateral of Companies other than approximately $70,000 of equipment serving as security to the Iowa Department of Economic Development and a copier serving as security to an office supply vendor.

9. Indemnification. Companies agree to indemnify, defend and hold CJM harmless and to hold CJM harmless from any loss, damage, claim, expense, or cause of action arising out of negligence, incompetence or dishonesty of Companies, or Companies’ employees, agents, or subcontractors. Companies shall pay all costs, expenses and attorney’s fees which may be expended or incurred by CJM in enforcing this Agreement or any provision hereof, or in litigation involving CJM because of any act or omission, negligent or otherwise, of Companies under this Agreement.

10.  Power of Attorney. Companies hereby appoint CJM, or its designee, as Companies’ attorney with power to:

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A.	Endorse Companies’ name on any checks, drafts or other forms of payment or security that may come into CJM’s possession;

B.	Sign Companies’ name on notices of assignments, financing statements and amendments under the Commercial Code, on verifications of accounts and notices to debtors;

C.	Receive, open and dispose of all mail addressed to Companies at CJM’s address;

D.	Send requests for verification of accounts to debtors;

E.	In the event that Companies fail to repay advances from CJM as required, CJM may settle any and all disputes arising from CJM’s collection of any receivables; and

F.	Do all things necessary to carry out Companies’ obligations under the terms of this Agreement.

Companies hereby ratify and affirm all actions taken by CJM in the performance of its duties hereunder. Moreover, Companies acknowledges and agrees that CJM will not be liable for any acts or omission, or for any error in judgment or mistake of fact of law. This power, being coupled with a Security Interest, is irrevocable at all times when there are receivables outstanding which have been purchased by CJM.

11.  Entire Agreement. This Agreement represents the entire agreement between the parties hereto and supersedes any other oral or written agreement between the parties and may only be altered, amended or modified in writing, signed by both parties.

12.  Binding Effect. This agreement shall be binding upon the successors and assigns of the respective parties hereto; provided, however, that neither the Companies nor CJM may assign this agreement or any rights hereunder without the prior written consent of the other.

13.  Governing Law and Exclusive Jurisdiction. This agreement shall be governed by and construed in accordance with the laws of the State of Iowa and the exclusive jurisdiction for any controversy involving this Agreement shall be the Iowa District Court for Polk County, Iowa.

14.  Notices. All notices, requests, demands, and other communications to be given pursuant to this Agreement shall be deemed effective on the date of deposit if sent by certified mail, postage prepaid, and properly addressed to the party of delivered personally on the party to whom notice is to be given.

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15.  Waiver.  No delay, failure or waiver by CJM to exercise any right or remedy under this Agreement will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy.

IN WITNESS WHEREOF, the parties have duly signed this Agreement as of the date first set forth above.

CJM Financial, Inc.

By:	/s/ Trent Murphy
Trent Murphy, President

BioForce Nanosciences Holdings, Inc.

By:	/s/ Gregory D. Brown
Gregory D. Brown, Chief Financial Officer

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Appendix A
Fee Schedule

Supplement to “User Service Contract”

Finance/Discount Fee
Prime Rate                                                                       Commercial Discount Rate

1.00% to 8.00%                                                               3.00% + 20% Reserve (1-40 days)
8.00% to                                                                           4.00% + 20% Reserve (1-40 days)

The 20% Reserve Discount rate shall continue daily until such a time as the total reserve is equal to 20.00% of the current outstanding receivables.  Debtors located outside the United States will only receive a 70% advance rate per invoice/bill.
After 40 days an additional (1.00%) will be charged and deducted from reserve with recourse on the 60th day.

The above rate is predicated on the term of the contract extending twelve (12) months commencing with the date Companies signs this agreement.  Companies shall pay factor a penalty of one hundred percent (100%) of any monetary damage or $500 for terminating the agreement prior to the term expiring.  The agreement shall automatically renew every twelve (12) months unless Companies gives CJM written notice sixty (60) days before the end of the current term.

PROCESSING FEES

Invoice Processing:

A fee of $2 per invoice/bill shall be deducted daily/weekly from remittance to Debtor for the purchases of invoices/bills to domestic Debtors.  A fee of $10 per invoice/bill shall be deducted daily/weekly from remittance to Debtor for the purchases of invoices/bills to foreign Debtors.

                            X  /s/ Gregory D. Brown

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